Exhibit 99.1

(1)	The amount reported includes 2,657,155 shares of Common Stock, 454,158.84 shares of Convertible Preferred Stock and warrants exercisable for 6,947 shares of Common Stock that are owned of record by Apollo Investment Fund III, L.P. (“AIF III”), 158,973 shares of Common Stock, 27,156.17 shares of Convertible Preferred Stock and warrants exercisable for 532.10 shares of Common Stock that are owned of record by Apollo Overseas Partners III, L.P. (“Overseas”), and 98,471 shares of Common Stock, 16,834.98 shares of Convertible Preferred Stock and warrants exercisable for 330 shares of Common Stock that are owned of record by Apollo (U.K.) Partners III, L.P. (“Apollo UK,” and together with AIF III and Overseas, the “Apollo Funds”). Apollo Advisors II, L.P. (“Advisors”) is the general partner of each of the Apollo Funds. Apollo Management, L.P. (“Management”) serves as the day-to-day manager of each of the Apollo Funds. Apollo Capital Management II, Inc. (“ACM II”) is the general partner of Advisors. AIF III Management, Inc. (“AIF III”) is the general partner of Management. The Apollo Funds, Advisors, Management, ACM II and AIF III, and Messrs. Leon Black and John Hannan, the executive officers and directors of ACM II and AIF III, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.